EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY
                          ---------------------------

AFP Realty Corp.
Metex Mfg. Corporation
66 Subsidiaries of United Capital Corp. that invest in and manage real estate. 42 Subsidiaries of AFP Realty Corp. that invest in and manage real estate.